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                                                                     EXHIBIT 4.9


                                                                  Execution copy

                         ALPHA STAR INVESTMENTS LIMITED

                             SHAREHOLDERS AGREEMENT

PARTIES TO THIS AGREEMENT

PARTY A   :   SUN CROWN LIMITED

              Legal Representative:  Commercial Practising Accountants Limited

PARTY B   :   POWER CENTURY INVESTMENTS LIMITED

              Legal Representative:  ACCA Secretarial Limited

PARTY C   :   GLOBAL CHAMPION INTERNATIONAL LIMITED

              Legal Representative:  Ocean King Consultants Limited

PARTY D   :   NAM TAI ELECTRONICS, INC.
              Legal Representative:  Koo Ming Kown

WHEREAS

Alpha Star Investments Limited (hereinafter referred to as the "JV"), which is a joint venture operated by Party A, Party B and Party C, is engaged in telecommunications technology development and the related business of parts and accessories (including the sales thereof). The JV's authorized share capital is USD 30 million and its issued share capital is USD 4,875,000, and the Shareholders Agreement was signed by the three Parties on 30th September, 2002. In terms of the share capital, Party A holds 1,625,000 shares, Party B holds 2,275,000 shares and Party C holds 975,000 shares.

Party D agrees to subscribe for 1,625,000 new shares of the JV in the par value of USD 1.00 per share with USD 10 million in cash, thus becoming a strategic partner of the JV.


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This Agreement has been entered into by the Parties through friendly consultation on the principles of equality, mutual benefit and joint development in accordance with the Companies Ordinance and related laws of Hong Kong Special Administrative Region of the People's Republic of China.

TERMS AND CONDITIONS

SUBSCRIPTION AND TRANSFER

      -     Each Party shall contribute its subscribed equity in cash.

      - During the joint venture, the JV shall not reduce its authorized share capital. No additional share issue shall be allowed unless it is agreed by means of a unanimous resolution among the Parties.

      - Without the written consent of the other Parties, no Party shall transfer, sell or otherwise dispose of any part or all of its equity in the JV to a third Party; however, the other Parties shall not unreasonably refuse to give such a written consent. If any Party desires to transfer, sell or otherwise dispose of any part or all of its equity to any other Party or a fifth party, it shall inform the other Parties in writing (together with a copy of the share transfer contract proposed to be signed with the transferee) of its intention, terms and conditions of the transfer and the identity of the transferee it proposes. The other Parties shall have the pre-emptive rights to purchase the said equity in accordance with the terms and conditions specified in the notice. If all the other Parties desire to acquire all or any part of the equity to be transferred according to the notice, they shall be entitled to acquire the equity according to the proportions of the shares owned by them (excluding the transferor's equity) for the time being in accordance with the terms and conditions specified in the notice. Any Party who desires to acquire all or any part of the equity to be transferred shall inform the transferor of its intention to acquire the same within 30 days upon


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            receipt of the notice; otherwise, the transferor shall be entitled to transfer, sell or otherwise dispose of the equity to the proposed transferee in accordance with the terms and conditions specified in the notice.

AVOIDANCE OF COMPETITION IN BUSINESS

      - The Parties respectively undertake and warrant that when the equity held by each Party in the JV is no less than 10% of the issued share capital of the JV, the Party shall not directly or indirectly be engaged or participate in any business which is the same as the JV's one so as to avoid any competition with the JV. While making such undertaking and warrant, Party D shall enjoy the preferential status of being the processor of the processing business outcontracted by the JV, but 50% of the total value of the processing business outcontracted by the JV shall be regarded as the lower limit of the processing business contracted by the JV to it. However, if the total sales of the JV do not reach the sales forecasts provided by the JV to Party D before Party D signs the subscription agreement for 3 consecutive months, Party D shall be entitled to discuss with the JV and participate with the consent of the JV in the business which is the same or where competition exists with the JV's business, so as to compensate the capital expenditure incurred by Party D for the processing business conducted for the JV. The JV shall not unreasonably refuse to give Party D such consent. This stipulation shall not apply to the business which has been conducted by Party D when Party D signs this Agreement.

DISTRIBUTION OF PROFITS

      - The accounting year of the JV shall start on 1st January of a Gregorian calendar year and end on 31st


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            December that year but the first accounting year shall start at the date of inauguration and end on 31st December that year. Within the first 4 months of each accounting year, the finance department of the JV shall prepare the financial statements of the previous year and submit them to a meeting of the Board of Directors for approval after auditing by auditors.

      - No profits shall be distributed by the JV before its accumulated losses in the previous year are compensated. Any undistributed profits in the previous year can be combined for distribution in the subsequent year. The Parties agree that the dividend shall be distributed each year out of an amount which is no less than 70% of the accumulated profits according to the proportions of the actual contributions of the Parties and the remaining accumulated profits shall be allocated as additional funds for the expansion of the capital of the JV. Only when the issued capital of the JV reaches a total of USD 30 million can the Board make a decision on the distribution of the remaining accumulated profits after dividend distribution.

BOARD OF DIRECTORS

      - The JV shall form a board of directors, which is composed of 4 directors with one (1) director to be nominated by each Party. The board shall appoint the directors nominated by the shareholders according to the criteria. The board shall have one (1) chairman and one (1) vice-chairman and they shall be nominated and elected by all the directors.

      - In case of any share transfer between the Parties or to a party other than the JV Parties, the rights of the Parties to nominate directors shall remain unchanged after the transfer, but if the transferor no longer holds any equity in the JV after the share transfer, its right to nominate a director shall be forfeited and the number of directorships in the board shall be reduced by one member.

      - The board of directors, which is the highest authority of the JV, shall


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            decide on all the material matters of the JV. General matters of the
            JV shall be decided by the votes of more than half of the directors who attend a board meeting and any of the following matters shall be decided by the votes of two thirds of the directors who attend a board meeting:

            1) the appointment and dismissal of the president, general manager, deputy general manager and senior management personnel and the decision upon their authority and remuneration;

            2) the decision upon and approval of any important report submitted by the president or general manager, including any operation plan report and annual report;

            3) the approval of all annual operating budgets, including financial statements, financial forecasts, cash flows, operating funds, capital expenditure, annual profit distribution and loss remedies;

            4) the adoption of the important rules, regulations and systems of the JV, including the systems of wages, reward and punishment procedures, welfare and staff employment and dismissal; and

            5) the decision upon the borrowings and loans, guarantees, pledges and other financing arrangements of the JV.

            The resolution upon any of the following matters can only be passed unanimously by all the directors who attend a board meeting:

            1) the amendments to the JV's memorandum and articles of association;

            2)    the winding-up and dissolution of the JV;

            3) the increase in the JV's authorised or issued share capital and equity transfer;

            4)    the merger of the JV with any other
                  economic organization;

            5)    any material change in any business
                  of the JV; and

            6) any change in any capital of a subsidiary of the JV or the merger


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            of a subsidiary with any other economic organization.

EMPLOYEE'S SUBSCRIPTION OF EQUITY

            - The Parties agree that the board of the JV may give the employees of the JV the stock option to subscribe for the shares of the JV which shall be no more than 10% of the issued capital of the JV at prices which are no less than the par value of the shares and the subscription prices and terms and the other relevant conditions shall be approved by the board of directors.

VALIDITY

            - This Agreement shall become effective upon signing by the Parties until the date of the winding-up or dissolution or until the date when it becomes a public or listed company.

            - The Parties shall be bound by the terms and conditions hereof until they cease to be shareholders of the JV.

            - When any Party transfers its shares to a transferee other than a JV Party, the transfer contract shall specify that the transferee shall also be bound by the terms and conditions hereof and have the same rights and responsibilities as any other Parties.

This Agreement shall be made in quadruplicate, with one (1) signed copy to be kept by each Party.

8th January, 2003.


PARTY A   :   SUN CROWN LIMITED

Legal Representative:   Commercial Practising Accountants Limited

[Signed with chop : For and on behalf of Sun Crown Limited For and on behalf of Commercial Practising Accountants


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Limited]
/s/ Illegible
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Authorized Signature

PARTY B   :   POWER CENTURY INVESTMENTS LIMITED
Legal Representative:   ACCA Secretarial Limited

[Signed with chop: For and on behalf of Power Century Investments Limited For and on behalf of ACCA Secretarial Limited]
/s/ Illegible
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Authorized Signature

PARTY C   :   GLOBAL CHAMPION INTERNATIONAL LIMITED
Legal Representative:    Ocean King Consultants Limited

[Signed with chop: For and on behalf of Global Champion International Limited For and on behalf of Ocean King Consultants Limited]

/s/ Chow Tsui Han
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Authorized Signature


PARTY D   :   NAM TAI ELECTRONICS, INC.
Legal Representative:   Koo Ming Kown

[Signed with chop : For and on behalf of Nam Tai Electronics, Inc.]

/s/ Koo Ming Kown
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Authorized Signature




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